Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Kornit Digital Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	ordinary shares, par value NIS 0.01 per share ("ordinary shares")	(1)	Other	1,500,000	$14.1350	$21,202,500.00	0.0001381	$2,928.07

Total Offering Amounts:						$21,202,500.00		2,928.07
Total Fee Offsets:								0.00
Net Fee Due:								$2,928.07

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Offering Note(s)

(1)	Proposed maximum offering price per unit has been estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $14.135 per share, which represents the average of the high ($14.52) and low ($13.75) prices of the ordinary shares as reported on the Nasdaq Global Select Market on March 20, 2026.

Amount registered consists of 1,500,000 ordinary shares available for issuance pursuant to potential future grants under the 2025 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Kornit Digital Ltd. 2025 Share Incentive Plan to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.